Exhibit 99

                         ANNUAL MEETING OF SHAREHOLDERS

                                November 12, 1997

Prepared Remarks of  C. Stephenson Gillispie, Jr.:

Fiscal 1997 was a challenging but gratifying year for Cadmus. While earnings did not meet expectations, 1997 was marked by enormous progress and accomplishment. Cadmus made strong and dramatic strides forward toward its goal of creating a single, unified company providing customers with integrated information and communications solutions.

In a few minutes, Bruce Thomas, our Senior Vice President and Chief Financial Officer, will discuss our financial performance for fiscal 1997 and the first quarter of fiscal 1998, as well as provide some guidance as to the financial performance you can expect from Cadmus going forward. Before that, in my remarks today, I would like to review our strategy with you and describe how Cadmus is organized to achieve it.

Today, Cadmus is an emergent communications company -- We are emerging toward a powerful communications and marketing partner by building on our strong and extensive print base.

Our industry and our markets are in the midst of powerful changes. In the fierce quest for additional market share, businesses need and are seeking greater impact and better results from their marketing messages. They are doing this in several ways. They are integrating and coordinating their messages across the multiplying array of media. They are consolidating and outsourcing their purchases of communication services for greater control, increased accountability, and lower overall cost. They are using new digital print technologies for increasingly personalized and targeted messages and products.

These are some of the trends behind the Cadmus strategy. They create substantial opportunities for a company organized and committed to delivering integrated communication services--in other words, Cadmus Communications.

To pursue this strategy, Cadmus has organized around two broad market sectors. The first is Professional Communications, which serves those who create and convey professional information to professional audiences. The second is Marketing Communications, which serves those who create and convey marketing messages.

Our strategy is classic. It has the two principal purposes of all good business strategy--to increase value and to differentiate. Very simply, we want to be sought after and we want to be unique.

We have asked ourselves, "what is the most important thing we can do for our customers?" When we do that, we know we will be very valuable, perhaps nearly essential. For our Professional Communications customers, Cadmus is most valuable when it brings them more members, more subscribers, and more scientific recognition. For businesses and corporations, Cadmus becomes essential when it plays an integral part in creating more customers, more revenue, and increased market share. In short, for all our customers we are working to become "mission critical" with a central role in growing their "top line," however they define it. To be truly unique, Cadmus is integrating, coordinating, and managing services which few other providers can match and which are unavailable anywhere else today.




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Let's look at how this strategy works in Professional Communications. In these markets, we offer the entire spectrum of services necessary to create and produce a peer-reviewed journal. This broad band of services includes an electronic peer review system, electronic editing, digital composition and pre-press, a full complement of press-finishing services, fulfillment and reprint capability, and on-line Internet site management and article distribution--to name but a few of today's services to this industry.

Today, we are the largest provider of professional journal services with a 25% total share of the scientific, technical, and medical markets. No other competitor today can offer this total spectrum of services, this total digital path. No other competitor can offer a computer-assisted copy editing service such as our proprietary EdiTech (TM) service. With its convenience and economy, if we stopped with full service alone, we would have a powerful position. But Cadmus goes beyond full service to integrate its capabilities for a result which helps draw prestigious authors and editors who in their turn draw subscribers and citations--in other words increasing our journal customers' top line. As one example, Cadmus does this by managing and coordinating its services to reduce cycle time and bring authors to print and mail substantially faster than our competition. In this age of perishable information, that draws the best authors and enhances the prestige and clout of the professional societies which represent them.

In the future, we will seek to extend further the services and products we offer in order to play an even more central role in helping professional communications providers achieve their missions.

In our Marketing Communications Sector, our strategy is identical in principle but somewhat different in practice. Again, Cadmus is working to increase its value while becoming truly unique.

For this sector as well, Cadmus is most valuable when it plays a key role in gaining customers and increasing market share. In other words, we are valuable when we improve the bottom line with reduced cost and improved efficiency. But we are essential, we are "mission critical," if we can improve the top line with greater revenue and increased market share.

This is clearly an aspirational goal; but it is very realistic. All of this sector's products and services are designed to get or keep customers. We know, therefore, that when we improve the impact of these products, Cadmus' services will be critical to growing an organization's top line.

We are convinced that combining the create, produce, and distribute functions within the communication development process produces higher-impact marketing materials. We offer higher impact because Cadmus can do it faster by controlling the entire process and delivering a more timely message. We offer higher impact by coordinating the delivery of the message across multiple media, ensuring a more consistent look and feel. We offer higher impact because materials are more congruent with an organization's brand and identity and much better focused. We offer higher impact because Cadmus products will ultimately be better graphically. Our creative work will be designed to maximize the features and capabilities of today's state of the art printing technology in ways that other print-challenged designers cannot hope to equal.


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This approach makes Cadmus very unique. There are no other providers today offering products and services across the full create-produce-distribute spectrum. It is this end-to-end approach that truly differentiates Cadmus.

Let me describe a case which demonstrates what we are doing today. CFW Communications, a provider of digital phone services, called upon Cadmus to launch its digital phone product, Intellos. Cadmus provided an Identity Marketing analysis from which CFW chose the slogan, "Like a home phone away from home." This then became the basis of all marketing and promotional materials--for example, billboards, store signage, direct response marketing, packaging, and media. Cadmus has created all materials and from this position has been able to assure integration and cross-media consistency and reinforcement. For example, the core of Intellos marketing is the TV campaign which I want to show you here. This is the box and I want you to note the slogan, "The Home Phone Away From Home." To complete the end to end integration of these services Cadmus also provides financial printing and will soon produce and fulfill the box as well.

It is important to note that today's Cadmus is organized in a manner that reflects and enables our strategy. We have become a single operating company from a collection of autonomous business units. We have made this change because we are convinced that integrated communications are most effectively provided by an integrated communications company.

We also realize that for us to achieve our goals, we must know our clients very well. Indeed, we must know our clients' markets and end users very well. For this reason, we have worked to drive this knowledge into Cadmus by housing our associates in organizational units dedicated to specific markets and competencies. In Cadmus Journal Services, for example, we have a one-to-one alignment between our business and the market that it serves.

We are creating similar alignment in the rest of our business units - financial, packaging, point-of-sale, direct marketing, and the like.

While seeking increasing knowledge of their markets--while becoming "market smart"--each of our business units is charged with leveraging its production expertise to offer market-specific, end to end solutions across the create-produce-distribute spectrum.

So what can you expect from Cadmus? From this point forward we will drive to create or acquire the capabilities needed to fulfill our strategy and "pay off" on our promise to deliver more effective communications through more integrated communications.

This chart shows where we believe we are now strong and where we need to add additional strength and capability. For example, our Tactical Communications Group, recently renamed CadmusCom, is marrying its creative competencies with the state of the art production capabilities of Cadmus Print Outsourcing to provide increasingly integrated marketing services. With this combination Cadmus is providing a widening array of "end-to-end" services to customers such as Fort James, General Electric, and CFW Communications. As Howard Steinberg said in the October 6 issue of Advertising Age, "the future will be integrated marketing." I hope that in these remarks I have provided you with some sense of the extent of our focus and the depth of our commitment to the creation and delivery of unsurpassed integrated communication services.

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In a very real sense we are seeking to reengineer and reinvent the printing and marketing services industry. That kind of change is not easy or without risk. But we see strong signs that Cadmus is on the right track and that the strategy is indeed working. As a result, we think the future for Cadmus is bright.

Thank you.

This concludes my remarks and at this point, I would like to ask Bruce Thomas to provide you with a brief review of fiscal 1997's financial performance and the numbers and what you can expect from Cadmus during the rest of fiscal 1998.

Prepared remarks of Bruce V. Thomas:

Thank you Steve, and good morning everyone.

Our former Chairman, Wally Stettinius, was famous for always having three points to make, three issues to discuss. So, today I am going to follow his good example. I'm going to review with you briefly . . . three things -

            o   FIRST, how we did in fiscal 1997,
            o   SECOND, what we will do in fiscal 1998, and
            o   THIRD, how we did in our 1st quarter.

First, fiscal 1997. Last year was not what we had hoped it would be from an earnings perspective. However, it was still a year of significant financial achievement and progress. Let's look at some of the details.

Revenues for Cadmus continued to grow consistently and impressively - up another 14% for the year and a solid 18.1% annually since 1993. Look also at the growth in our Professional Communications Sector - the red bars on this chart. This group has more than doubled in size - from $81 million in 1993 to just over $200 million in last year - as we have consolidated the formerly fragmented journal market through our acquisitions of Waverly Press in 1993 and Lancaster Press in 1996.

While revenues grew, operating income and operating margins both rebounded nicely last year. The $22.3 million of operating income you see here represented a record for Cadmus and helped to sustain an annual growth rate of 18.5% since 1993. In addition, while operating margins are not yet where we want them to be, they did improve substantially and are trending, as you will see, toward much more acceptable levels.



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There was also a nice rebound in both net income and earnings per share. All of this, of course, is before the restructuring charge we took in our 4th quarter, which took both net income and earnings per share negative for the year.

Finally, we made very solid progress on cash flow last year. In fact, the $31 million of cash from operations represented record performance for Cadmus and our third straight year of improvement. With this strong cash flow, we delivered on our commitment to reduce our debt levels - which fell from $110 million to $96 million and to improve further our debt to capital ratio.


Item number two -- What can you expect of Cadmus in fiscal 1998?

We will have relatively modest top-line growth - in the 5-6% range - as we remain focused on realizing all of the cost savings our restructuring provides. But . . . operating margins will expand nicely, up to 7.3% of sales. As a result, we will achieve record earnings for Cadmus -- to $1.40 per share . . . an increase of 42%. Finally, we remain committed to a continuation of our positive cash flow trends and solid cash flow performance.

Finally, how have we done so far? Was our first quarter performance on track and consistent with this full year plan?

In a word - ABSOLUTELY.

Revenues were in line with our expectations and only slightly below prior year. This decline was solely the result of the sale of our consumer publishing business last year and the closure of several operations in connection with our restructuring. Adjusted for these divestitures and closings, sales were up 5%.

Operating income and operating margins both continued their positive trends. Operating income rose 11% and operating margins increased to 6.2% of sales. Again, solid progress on those fronts.

As a result,  and here is the real good news . . . . we  achieved  record earnings in our first quarter. Our $2 million of net income and our $.25 per share represented increases of over 30% from last year's first quarter. These results were right in line with our full year plan and with our expectations.

So, we're off to a good start and we are optimistic about our prospects for the year - our prospects to achieve consistently improving financial performance, our prospects to achieve our earnings target of $1.40 per share, and our prospects to build an even more solid platform on which long-term financial success can be built.

With that, as George Will says, I will subside . . and turn it back to Steve for his concluding remarks.



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